EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2023, relating to the consolidated financial statements of Lantronix, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) as of and for the year ended June 30, 2023 appearing in the Annual Report on Form 10-K of Lantronix, Inc.

/s/ Baker Tilly US, LLP

Irvine, California

June 5, 2024